EXHIBIT-99.2

PIPS Acquisition/Vision Update Robert D. Welding Stephanie K. Kushner August 6, 2007

This presentation contains various forward-looking statements as of the date hereof and the Company undertakes no obligation to update these statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. These risks and uncertainties, some of which are beyond the company's control, include the cyclical nature of the company's industrial and municipal markets, technological advances by competitors, the Company's ability to improve its operating performance, risks associated with the execution of new product introduction, increased warranty and product liability expenses, risks associated with supplier, dealer and other partner alliances, changes in cost competitiveness including those resulting from foreign currency movements, disruptions in the supply of parts or components from sole source suppliers and subcontractors, retention of key employees and general changes in the competitive environment. August 6, 2007 Safe Harbor

Safety and Security Systems Group 18 Months Ago ... Global market: $1.6 billion Outdoor/indoor signaling, communications and hazardous area lighting Discrete emergency vehicle signaling equipment Off-street parking and revenue control equipment

Global market: $1.6 billion Safety and Security Systems Group Recast of Served Markets Outdoor/indoor signaling, communications and hazardous area lighting Discrete emergency vehicle signaling equipment Off-street parking and revenue control equipment Global market: $7.9 billion Mobile warning, communications and emergency response vehicle systems Industrial/institutional security, emergency response and incident management systems Public/municipal warning, security, incident and revenue management systems 18 months ago ... Going forward ...

SSG Organic Growth +18% +16% CAGR 2%

Changing our Portfolio "Shrink to Grow" Leasing portfolio Plastisol Preble Justrite TTI Victor product lines Refuse FAPD do Brasil Cutting tools Superior $150 million proceeds Acquisitions Codespear $17 m Riverchase $7 m PIPS $115 m $139 million

Traditional FS Products - prevent, warn, respond, recover, maintain Many assets, but no linkage

Broadband Wireless Video VoIP Voice recognition Sensors Unique footprint Product depth Employee talent Core competencies Culture of innovation Customer relationships Interoperability Communication Intelligence Infrastructure Data transfer What Drives Our Growth Opportunities White Space Opportunities Needs Capabilities Technology

New Comprehensive FS Solutions - prevent, warn, respond, recover, maintain, sense and analyze Many assets with interoperability

Key ALPR Systems Applications Application Intelligent transportation systems Public safety Access control and parking Example Transport for London - congestion tolling U.K. highways - traffic inspection system Access control and parking - New York Port Authority

PIPS Technology Largest installed base > 10,000 ALPR cameras 220 customers in 25 countries 20-25% global market share Highest performing technology History of innovation and product leadership Captures and recognizes up to 3,600 plate images per hour at speeds of up to 160 mph

Key Drivers for SSG Growth Budget priorities Disasters Government spending Industrial activities Interoperability New technology Safety regulations Terrorism

Transaction Details $115 million price funded via existing cash and credit facility Expect at least $.05-.07 accretion in 2008 Debt will rise in the near term to upper end of our stated debt/cap range of 30-40% In compliance with all debt covenants

Vision Federal Signal ... the leader in advancing security and well-being for communities and workplaces around the world.

Q&A